Exhibit 3.1

RESTATED CERTIFICATE OF TRUST
OF
FORTRESS PRIVATE LENDING FUND

This Restated Certificate of Trust of Fortress Private Lending Fund (the “Trust”) is being duly executed and filed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) on by the undersigned, as trustee, to amend and restate the original certificate of trust of the Trust (the “Original Certificate of Trust”), which was filed with the Secretary of State of the State of Delaware on January 25, 2024.

The Original Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1.	Name. The name of the statutory trust formed hereby is Fortress Private Lending Fund.

2.
Registered Office; Registered Agent.  The business address of the Trust’s registered office in the State of Delaware is The Corporation Trust Company. The name of the Trust’s registered agent at such address is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.	Business Development Company. The Trust will be a regulated business development company under the Investment Company Act of 1940, as amended.

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

/s/ David Sims
David Sims, not in his individual capacity but solely as trustee